EXHIBIT 11

RESEARCH MEDCIAL, INC. AND SUBSIDIARIES

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                           Nine Months Ended March 31,
                                                 1996           1995

PRIMARY
Average shares outstanding                       9,518,000      9,212,000
Net effect of dilutive stock options based
on treasury stock method using average
market price                                       370,000        266,000


Total                                            9,888,000      9,478,000



Net income                                      $6,530,591     $5,073,338



Earning per share                                     $.66           $.54





FULLY DILUTED
Average shares outstanding                       9,518,000      9,212,000
Net effect of dilutive stock options based
on the treasury stock method using period-
end market prices                                  350,000        383,000


Total                                            9,868,000      9,595,000



Net income                                      $6,530,591     $5,073,338



Earnings per share                                    $.66           $.53